EXHIBIT 99.1

For Further Information Contact: Bioject Medical Technologies Inc.
Ralph Makar President and CEO 503-692-8001 ext. 4137	Chris Farrell Vice President of Finance 503-692-8001 ext. 4132

BIOJECT REPORTS SECOND-QUARTER 2008 FINANCIAL RESULTS

PORTLAND, OR, August 6, 2008 - Bioject Medical Technologies Inc. (OTCBB: BJCT), a leading developer of needle-free drug delivery systems, today reported financial results for the second quarter ended June 30, 2008.

Bioject reported revenues of $1.7 million for the quarter ended June 30, 2008, compared to revenues of $2.8 million in the comparable 2007 period. Product sales were $1.4 million in the 2008 period compared to $2.0 million in the comparable 2007 period. License and technology fees were $275,000 for the quarter ended June 30, 2008 compared to $802,000 in the comparable 2007 period. The Company reported an operating loss of $787,000 in the second quarter of 2008 compared to an operating loss of $296,000 in the second quarter of 2007. Included in the current quarter operating loss is $591,000 of non-cash charges comprised of a one-time write-off of goodwill of $94,000, non-cash compensation expense related to the fair value of stock-based awards, warrants and stock funding of $275,000 compared to $235,000 in the comparable year ago period, and depreciation and amortization of $222,000 in both the current quarter and the prior year ago period. Also included in operating expense for the current quarter was approximately $200,000 of expenses related to the Company’s new business strategy and expenditures expected to be non-recurring. Net loss allocable to common shareholders for the second quarter of 2008 was $989,000 compared to $1.1 million in the comparable 2007 period. Cash, cash equivalents and marketable securities at June 30, 2008 totaled $2.2 million compared to $2.1 million at June 30, 2007.

Basic and diluted net loss per share allocable to common shareholders for the quarter ended June 30, 2008 was $0.06 per share on 15.7 million weighted average shares outstanding compared to a net loss of $0.07 per share on 15.0 million weighted average shares outstanding for the same period of 2007.

For the six months ended June 30, 2008, Bioject reported revenues of $3.5 million compared to revenues of $4.9 million in the comparable period of 2007. The six month 2008 operating loss was $1.5 million compared to $2.0 million in the comparable period of 2007. Net loss allocable to common shareholders was $1.8 million, or $0.11 per share, in the six-month period ended June 30, 2008 compared to $3.3 million, or $0.22 per share, in the comparable period of 2007.

“In anticipation of sales fluctuations, partially driven by the expected timing of orders and the signing of any new agreements, we reduced operating expenses by 20% for the quarter ended June 30, 2008, as compared to the same quarter last year, and 28% in the six month period ended June 30, 2008, over the same period of the prior year. We also reduced the net loss by 47% in the six month period ended June 30, 2008 as compared to the same period in 2007. In addition, during the first half of 2008, the Company significantly improved its debt position, by retiring over $1.0 million in debt, through conversion of debt to equity and by paying down balances on both our term loan and revolving credit lines,” said Ralph Makar, Bioject’s President and CEO.

“Most exciting, during the second quarter of 2008, we signed a long-term agreement with Merial Limited for a next-generation spring device, which included an upfront payment for the technology license, and solidified our long standing partnership collaboration in the animal health sector. We are quite pleased about our ongoing relationship with Merial with the new and current agreements,” said Makar.

The Company will conduct a conference call to review second-quarter results for the quarter ended June 30, 2008 on Thursday, August 7, 2008 at 10:00 a.m. Eastern Daylight Time. Live audio of the conference call will be available to investors, members of the news media and the general public. To participate in the call via telephone, please dial 1-877-407-8037.

Bioject Medical Technologies Inc., based in Portland, Oregon, is an innovative developer and manufacturer of needle-free injection therapy systems (NFITS). NFITS provide an empowering technology and work by forcing medication at high speed through a tiny orifice held against the skin. This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath. The Company is focused on developing mutually beneficial agreements with leading pharmaceutical, biotechnology, and veterinary companies.

For more information about Bioject, visit www.bioject.com

[Tables follow]

Bioject Medical Technologies Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenue:
Net sales of products	$1,376	$1,950	$3,057	$3,587
License and technology fees	275	802	407	1,293

	1,651	2,752	3,464	4,880
Operating expenses:
Manufacturing	1,102	1,635	2,290	3,231
Research and development	545	778	1,138	1,752
Selling, general and administrative	791	635	1,524	1,930

Total operating expenses	2,438	3,048	4,952	6,913

Operating loss	(787)	(296)	(1,488)	(2,033)
Interest income	6	28	24	65
Interest expense	(135)	(157)	(329)	(297)
Change in fair value of derivative liabilities	—	(554)	224	(827)

Net Loss	(916)	(979)	(1,569)	(3,092)
Preferred stock dividend	(73)	(97)	(184)	(191)

Net loss allocable to common shareholders	$(989)	$(1,076)	$(1,753)	$(3,283)

Basic and diluted net loss per common share	$(0.06)	$(0.07)	$(0.11)	$(0.22)

Shares used in per share calculations	15,658,307	14,986,559	15,571,353	14,867,664

Bioject Medical Technologies Inc.

Condensed Consolidated Balance Sheet Data (Unaudited)

(In thousands)

	June 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$1,538	$1,723
Marketable securities	680	667
Accounts receivable	538	847
Inventories	1,080	777
Other	196	324

	4,032	4,338
Property and equipment, net	1,923	2,297
Goodwill	—	94
Other assets, net	1,261	1,240

Total assets	$7,216	$7,969

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term notes payable	$650	$827
Current portion of long-term debt	627	167
Accounts payable and accrued liabilities	1,763	2,080
Derivative liabilities	303	528
Deferred revenue	474	316

	3,817	3,918
Long term liabilities:
Convertible notes	—	1,224
Deferred revenue	1,142	102
Other long-term liabilities	283	316
Shareholders’ equity:
Preferred stock	8,002	7,195
Common stock	113,529	113,018
Accumulated deficit	(119,557)	(117,804)

	1,974	2,409

Total liabilities and shareholders’ equity	$7,216	$7,969

####

4